Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE —

CALGON CARBON ANNOUNCES RECENT UV SUCCESSES

PITTSBURGH, PA – May 24, 2004 – Calgon Carbon Corporation (NYSE:CCC) announced today four significant achievements of its new UV Technologies Division – two contract awards valued at more than $900 thousand for the supply of Sentinel® UV Disinfection Systems for the inactivation of cryptosporidium and giardia; the signing of a license agreement by the Oakmont Water Authority in Oakmont, Pennsylvania which will permit the Authority to operate a Sentinel® UV Disinfection System (Sentinel System) for disinfection of drinking water; and third party validation of two Sentinel® reactor designs.

Calgon Carbon received contracts for Sentinel Systems from the City of Kelowna in B.C., Canada, and from the U.S. Army in Gouveneur, New York. When these systems are installed later this year, they will treat more than 70 million gallons of water per day.

Calgon Carbon has patented the application of low-energy ultraviolet light for the inactivation of cryptosporidium and other pathogens. The company offers water producers a license to utilize its cost-effective UV technology. Under its agreement with Calgon Carbon, the Oakmont Water Authority will pay the company a fee of $0.015 per thousand gallons treated. Oakmont’s Sentinel System, which was purchased from Calgon Carbon in 2003, treats up to 11.4 million gallons of water per day.

“We are pleased with the progress that our UV Technologies Division has made this year and with the confidence shown by the City of Kelowna, the U.S. Army, and the Oakmont Water Authority in our products and technology,” said Bob O’Brien, senior vice president of Calgon Carbon.

Calgon Carbon also recently completed third-party validation tests on two Sentinel reactor designs, including a 48-inch diameter reactor, the highest flow reactor for the disinfection of drinking water available in the marketplace.

Jim Sullivan, general manager of Calgon Carbon’s UV Technologies Division, said, “These successes affirm Calgon Carbon’s decision to establish a business unit dedicated solely to the development and marketing of ultraviolet light technology and systems. These recent achievements are consistent with our company’s long-term strategy to be the market leader in UV technology.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,250 people at 18 operating facilities and 22 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

Contact: Gail Gerono, vice president, investor relations, 412 787-6795